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                                                                   Exhibit 23.6


               CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL
                                 ADVISORS, INC.




September 28, 2005


Henry Birks & Sons Inc.
c/o CT Corporation System
111 Eighth Avenue, 13th Floor
New York, NY 10011


         RE: AMENDMENT NO. 3 TO REGISTRATION STATEMENT ON FORM F-4 OF HENRY BIRKS & SONS INC.


Dear Sirs:

         Reference is made to our opinion letter ("opinion"), dated April 18, 2005.

         Our opinion was provided for the information and assistance of the Special Committee and Board of Directors of Mayor's Jewelers, Inc. in connection with their consideration of the transaction described therein and is not to be used, circulated, quoted or otherwise referred to for any purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Henry Birks & Sons Inc. desires to include our opinion in the above-referenced Registration Statement.

         In that regard, we hereby consent to the reference to our opinion in the above-referenced Registration Statement on Form F-4 under the captions "Questions and Answers About the Merger," "Risk Factors -- Risks Related to the Merger," "Summary -- Opinion of the Financial Advisor to the Special Committee," "The Merger -- Background of the Merger," "The Merger -- Mayor's Reasons for the Merger and Negative Factors Considered," and "The Merger -- Opinion of the Financial Advisor to the Special Committee," and to the inclusion of our opinion in the Proxy Statement/Prospectus included in the Registration Statement, appearing as Appendix B to such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

         We further advise you that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. is an investment banking and financial advisory firm and is not a law firm. Accordingly, in making the statement in the preceding paragraph, please be advised that we are not in a position to have a viewpoint as to any tax or other legal conclusions or information that may have been derived from our opinion, including those set forth in the Proxy Statement/Prospectus.


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         In giving this consent, we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.




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